EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

[Letterhead of ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED]

September 30,2008

To the Board of Directors and Shareholders of
Environment Ecology Holding Co. of China
Xi An, P. R. China

We hereby consent to the incorporation by reference in this Registration Statement of Environment Ecology Holding Co. of China on Form S-1 (as amended), of our report dated October 11, 2007, included in and incorporated by reference in the Annual Report on Form 10-KSB of Environment Ecology Holding Co. of China (formerly Dispatch Auto Parts, Inc.) for the year ended June 30, 2007 and to all references to our firm included in this Registration Statement.

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited

Zhong Yi (Hong Kong) C.P.A. Company Limited
Certified Public Accountants

Hong Kong, China